Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 16, 2020	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Second Quarter Earnings”

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,

	2020	2019	2020	2019

Net Sales	$47,084,000	$53,597,000	$21,818,000	$26,809,000

Net Income attributable to Omega Flex, Inc.	$7,915,000	$8,365,000	$3,571,000	$3,983,000

Earnings Per Share – Basic and Diluted	$0.78	$0.83	$0.35	$0.39

Weighted Average Shares – Basic and Diluted	10,094,322	10,091,973	10,094,322	10,092,124

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for the first six months of 2020 and 2019 were $47,084,000 and $53,597,000, respectively, decreasing $6,513,000 or 12.2%. Net Sales for the three months ended June 30, 2020 were 18.6% lower than the second quarter of 2019.

The Company’s Net Income through June 2020 was $7,915,000 compared to $8,365,000 through the first six months of 2019, decreasing $450,000 or 5.4%. Income for the second quarter of 2020 was 10.3% lower than 2019.

With regards to the second quarter of 2020, the Company experienced a noticeable deterioration in its sales volume during April as non-essential businesses were closed, most notably residential construction work sites. The Company did however experience a strengthening during May, and concluded the quarter exceptionally strong, with June 2020 sales and profitability far outpacing the prior year.

With regards to income, despite a decrease in sales volume and production levels during the second quarter, the Company has been able to minimize the impact, and has actually managed to increase its income as a percent of sales. This was largely accomplished by curtailing various operating related costs, and by taking advantage of various cost savings opportunities.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.